                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (In thousands)

                                                                YEARS ENDED
                                    --------------------------------------------------------------------
                                    DECEMBER 30,   DECEMBER 31,   JANUARY 2,   JANUARY 3,   DECEMBER 28,
                                        2001         2000(c)       2000(c)      1999(c)       1997(c)
                                    ------------   ------------   ----------   ----------   ------------
Earnings (loss) from continuing
  operations before income
  taxes...........................   $(187,039)     $(249,388)     $ 67,230     $ 68,658      $151,552
Add:
  Interest on indebtedness........      47,250         55,191        52,876       44,766        41,270
  Amortization of debt expense....       1,766            907           729          239           610
  Portion of rents representative
     of the interest factor.......      10,608         10,026        10,484        8,166         8,890
Deduct:
  Undistributed earnings from
     less-than-50-percent-owned
     entities.....................         (90)        (2,102)      (22,429)     (10,665)       28,517
                                     ---------      ---------      --------     --------      --------
Earnings (as defined).............   $(127,505)(a)  $(185,366)(b)  $108,890     $111,164      $230,809
                                     =========      =========      ========     ========      ========
Fixed charges:
  Interest on indebtedness........   $  47,250      $  55,191      $ 52,876     $ 44,766      $ 41,270
  Amortization of debt expense....       1,766            907           729          239           610
  Portion of rents representative
     of the interest factor.......      10,608         10,026        10,484        8,166         8,890
                                     ---------      ---------      --------     --------      --------
Total fixed charges...............   $  59,624      $  66,124      $ 64,089     $ 53,171      $ 50,770
                                     =========      =========      ========     ========      ========
Ratio of earnings to fixed
  charges.........................          --(a)          --(b)        1.7x         2.1x          4.5x
                                     =========      =========      ========     ========      ========

------------------------------

(a) Earnings were insufficient to cover fixed charges for the year ended December 30, 2001 by $187,129.

(b) Earnings were insufficient to cover fixed charges for the year ended December 31, 2000 by $251,490.

(c) Earnings (loss) for 2000 and prior years have been restated for the change in inventory costing method from LIFO to FIFO during 2001 for domestic and certain foreign inventories.